EX-99.(p)(18)

ALGERT GLOBAL LLC—CODE OF ETHICS

As a registered investment adviser, Algert is a fiduciary. The Firm owes its Clients the highest duty of loyalty and relies on each Employee to avoid conduct that is or may be inconsistent with that duty. It is also important for Employees to avoid actions that, while they may not actually involve a conflict of interest or an abuse of a Client’s trust, may have the appearance of impropriety.

This Code of Ethics and Conduct (the “Code”) sets forth Algert’s policies and procedures regarding its duty of loyalty to Clients. All Employees are required to complete a Code Acknowledgement via Compliance ELF upon hire and annually or upon any material change. In addition, the Chief Compliance Officer may determine that is it appropriate for certain consultants or temporary employees to be subject to the Code and Manual and that such temporary employees or consultants execute a Code Acknowledgement. Such acknowledgement will be maintained on Compliance ELF.

GENERAL CONCEPTS

A. Basic Principles

This Code is based on a few basic principles that should pervade all investment-related activities of all Employees, personal as well as professional: (i) the interests of Algert’s Clients come before Algert’s interests or any Employee’s interests; and (ii) each Employee’s professional activities and personal investment activities must be consistent with this Code and avoid any actual or potential conflict between the interests of Clients and those of Algert or the Employee.

B. “Covered Accounts”

Many of the procedures, standards and restrictions in this Code govern activities in “Covered Accounts.” These consist of each securities account registered in an Employee’s name and each account or transaction in which an Employee has any direct or indirect “beneficial ownership interest” (other than accounts of investment limited partnerships or other investment funds not specifically identified by the Chief Compliance Officer as “Covered Accounts”). As noted below, this includes accounts held by any immediate family member living in the same household.

Funds and accounts that Algert manages that Employees may invest in are not considered Covered Accounts.

C. “Beneficial Ownership”

The concept of “beneficial ownership” of securities is broad. It includes not only securities a person owns directly, and not only securities owned by others specifically for his or her benefit, but also (i) securities held by immediate family members who live full time in his or her home, and (ii) securities held by another person if by reason of any contract, understanding, relationship, agreement or other arrangement the Employee obtains benefits substantially equivalent to ownership.

Note: This broad definition of “beneficial ownership” does not necessarily apply for purposes of other securities laws or for purposes of estate or income tax reporting or liability. An Employee may declare that the reporting or recording of any securities transaction should not be construed as an admission that he or she has any direct or indirect beneficial ownership in the security for other purposes. Accounts where the Employee does not have discretion over investment vehicles or holdings such as those managed by a third- party provider are not considered as Covered accounts.

D. “Excepted Securities”

Excepted Securities means:

•	direct obligations of the Government of the United States or, upon approval from the Compliance Department, direct obligations of other sovereign countries in which the Algert Employee resides;

•	bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments;

•	municipal bonds;

•	ETFs and ETNs (not subject to pre-clearance requirements but are subject to reporting requirements);

•	Foreign Exchange transactions;

•	money market funds and open-end mutual funds for which Algert does not provide investment advisory or sub-advisory services; and

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virtual currencies or cryptocurrencies such as Bitcoin, Ripple, and Ethereum where it has been determined the currency does not constitute an investment contract under the “Howey Test” (i.e., an investment contract is a contract, transaction, or scheme whereby a person invests his money in a common enterprise and is led to expect profits solely from the efforts of the promoter or a third party).

As noted above accounts managed by a third party are excepted from all of the reporting requirements and pre-clearance requirements herein. Please see below for the disclosure and attestation requirements for such “Non-Discretionary Accounts”.

E. Accounts with Exclusively Non-Reportable Securities

Personal accounts that hold and trade exclusively in mutual funds (i.e. 401K accounts), money market funds and/or government bonds (“Non-Reportable Securities”) do not need to be connected to Compliance ELF.

F. Non-Discretionary Accounts

With respect to non-discretionary accounts (“ND Accounts”), Employees must complete the notification form on Compliance ELF that discloses the account information but such account does not need to feed directly into Compliance ELF. The Employee will be required to periodically complete certifications regarding the Employee’s influence or control over the relevant account(s) and his/her relationship to the third party manager responsible for the account. If any ND Account becomes discretionary you must immediately notify the Chief Compliance Officer and link such account to Compliance ELF.

In order to have an account treated as an ND Account for purposes of this Code, a representative of the third-party manager must certify to Algert initially in writing that the Employee has no discretion or authority regarding investment decisions.

G. Specific Rules are not Exclusive

This Code’s procedures, standards, and restrictions do not and cannot address each potential conflict of interest. Rather, they attempt to prevent some of the more common types of problems. Ethics and faithful discharge of our fiduciary duties require adherence to the spirit of this Code and activities other than personal securities transactions could involve conflicts of interest. If there is any doubt about a transaction for a reportable account or for an Employee’s personal account, the Chief Compliance Officer should be consulted.

ILLEGAL ACTIVITIES

As a matter of policy and the terms of each Employee’s employment, the following types of activities are strictly prohibited:

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Using any device, scheme or artifice to defraud, or engaging in any act, practice, or course of conduct that operates or would operate as a fraud or deceit upon, any client or prospective client or any party to any securities transaction in which Algert or any of its Clients is a participant;

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Making any untrue statement of a material fact or omitting to state to any person a material fact necessary in order to make the statements Algert has made to such person, in light of the circumstances under which they are made, not misleading;

•	Engaging in any act, practice, or course of business that is fraudulent, deceptive, or manipulative, particularly with respect to a Client or prospective Client; and

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Causing Algert, acting as principal for its own account or for any account in which Algert or any person associated with Algert, to make an investment in violation of any applicable law, rule or regulation of a governmental agency.

INSIDER TRADING

Employees are prohibited from engaging in what is commonly known as “insider trading”: (i) trading, either in a Covered Account or on behalf of any other person (including Client accounts), on the basis of material nonpublic information; or (ii) communicating material nonpublic information to others in violation of the law. Although the insider trading prohibitions extend to the activities of each Employee, it is not anticipated that Employees will routinely receive “inside information.” However, to educate Employees, more information describing “insider trading” and the penalties for such trading is set forth below.

A. Insider Trading Prohibitions

The laws concerning insider trading generally prohibit:

•	the purchase or sale of securities by an insider, on the basis of material non-public information;

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the purchase or sale of securities by a non-insider, on the basis of material non-public information where the information was disclosed to the non-insider in violation of an insider’s duty to keep the information confidential or was misappropriated; or

•	the communication of material non-public information in violation of a confidentiality obligation where the information leads to a purchase or sale of securities.

Certain information obtained by the Firm that does not constitute “inside” information still constitutes confidential information that must be protected by Employees. See DUTIES OF CONFIDENTIALITY below.

B. Definition of Insider

The concept of “insider” is broad. It includes the officers, directors, employees and majority shareholders of a company. In addition, a person can be considered a “temporary insider” of a company if he or she enters into a confidential relationship in the conduct of the company’s affairs and, as a result, is given access to company information that is intended to be used solely for company purposes. A temporary insider can include, among others, a company’s attorneys, accountants, consultants, investment bankers, commercial bankers and the employees of such organizations. Analysts are usually not considered insiders of the companies that they follow, although if an analyst is given confidential information by a company’s representative in a manner in which the analyst knows or should know to be a breach of that representative’s duties to the company, the analyst may become a temporary insider.

C. Material Information

“Material” information is generally defined as information that a reasonable investor would likely consider important in making his or her investment decision, or information that is reasonably certain to have a substantial effect on the price of a company’s securities. Information that should be considered material includes, but is not limited to: dividend changes, earnings estimates, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidity problems, and extraordinary management developments. Material information does not have to relate to a company’s business, it can be significant market information.

D. Nonpublic Information

Information is nonpublic unless it has been effectively communicated to the market place (i.e. generally disseminated to the public). For example, information found in a report filed with the SEC or appearing in Dow Jones, The Wall Street Journal or another publication of general circulation is considered public.

E. Penalties for Insider Trading

A person can be subject to some or all of the penalties set forth below even if he or she does not personally benefit from the violation. Penalties may include:

•	civil injunctions;

•	disgorgement of profits;

•	jail sentences;

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fines for the person who committed the violation of up to three times the profit gained or loss avoided (per violation or illegal trade), whether or not the person actually benefited from the violation; and

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fines for the employer or other controlling person of the person who committed the violation of up to the greater of $1,000,000 or three times the amount of the profit gained or loss avoided (per violation or illegal trade).

In addition, any violation of the procedures set forth in this Code can be expected to result in serious sanctions by the Firm, including termination of the persons involved.

F. Procedures Regarding the Receipt of Material Nonpublic Information.

If any Employee receives any information that may constitute material nonpublic information, the Employee (i) must not buy or sell any securities (including options or other securities convertible into or exchangeable for such securities) for a Covered Account or a Client account, (ii) must not communicate such information to any other person (other than the Chief Compliance Officer) and (iii) should discuss promptly such information with the Chief Compliance Officer. Under no circumstances should such information be shared with any persons not employed by the Firm, including family members and friends.

FRONTRUNNING AND SCALPING

No Employee may engage in what is commonly known as “frontrunning” or “scalping”: buying or selling securities in a Covered Account, prior to Clients, in order to benefit from any price movement that may be caused by Client transactions or Algert’s recommendations regarding the security. No Employee may buy or sell a security when he or she knows Algert is actively considering the security for purchase or sale (as applicable) in Client accounts. Employee transactions in options, derivatives or convertible instruments that are related to a transaction in an underlying security for a client (“inter-market frontrunning”) are subject to the same restrictions.

PERSONAL ACCOUNT TRADING

Effective January 1, 2006, no Employee may purchase or acquire a new public equity security position (including initial public offerings (IPOs)) for a Covered Account while employed by the Firm.

Personal trading for any Covered Account should never be conducted in such a way as to create any questions of “front running,” otherwise taking personal advantage of the trading activity that is conducted for Algert, or in any way seeking personal profits at the expense of the trading conducted for Algert. A trader’s first priority in all trading decisions must be to benefit the Firm’s Clients.

A. Pre-Approval of Securities Transactions

Other than for transactions in Excepted Securities, all Algert Employees must obtain pre-approval in writing by the Chief Compliance Officer before engaging in any personal trading in any Covered Account of which they are deemed to have beneficial ownership. Approval may be obtained directly via Compliance ELF. Unless otherwise specified, approvals will be effective until the close of the market the following business day, (excluding private placements, which will be valid for the amount of time noted on the pre-clearance request) from the time that the approval was received, and it may take up to one full trading day for an approval to be granted (or denied)1.

1.	Limited Offerings

For the avoidance of doubt, all transactions in limited offerings (which include but are not limited to hedge funds, private equity fund, limited liability company interests, etc.) must be cleared in advance via Compliance ELF. Pre-clearances of limited offerings may be valid for so long as noted on the pre-clearance form via Compliance ELF. Investments by Employees in the Funds are not subject to the pre-clearance requirement as the investment is approved by the acceptance of a subscription document by the Firm.

B. Trading Restrictions

Except for accounts over which the Algert Employee has no discretionary power, influence or control, the trading activity set out below is prohibited in any personal account without specific prior authorization from the Chief Compliance Officer permitting these transactions notwithstanding the restriction. However, Algert is aware that there will be specific instances in which a specific trade or an activity that is generally prohibited can be conducted without detriment to the interests of Algert. In such circumstances, the individual should contact the Chief Compliance Officer.

[1]	Notwithstanding pre-approval, Firm Employees have a continuing responsibility to monitor their compliance with the trading restrictions set forth in the Code of Ethics.

1.	Blackout Period

No Employee may directly or indirectly acquire or dispose of beneficial ownership in a security (other than Excepted Securities) on the same day a Client portfolio trades in that security. Nor may an Employee directly or indirectly acquire or dispose of beneficial ownership in a security on a day during which a Client portfolio has a pending “buy” or “sell” order for that security of the same type (i.e., buy or sell) as the proposed personal trade until Client portfolio’s order is executed or withdrawn.

2.	Other Trading Restrictions

It is prohibited to engage in any trading (in a personal account or for Algert) that violates the law. In addition, an Employee may not receive from another party “hot tips,” favored commission rates, or other personal brokerage or other trading benefits in exchange for the Employee’s giving the other party Firm business, such as allocation of brokerage, or any other benefit. Receiving gifts or entertainment consistent with Algert’s Gift and Entertainment Policy is permissible, as is attendance at sponsored seminars or conferences within the guidelines contained in that Policy, but in all instances it is important to avoid even the appearance of providing business in exchange for personal benefits.

C. Reporting Accounts, Holdings and Transactions

It should be noted that the reporting requirements do not apply to ND Accounts. The Chief Compliance Officer or her designated person will review all of the reports and pre-clearance requests noted below. The Chief Operating Officer, or other designated person, will review all of the reports and pre-clearance requests of the Chief Compliance Officer.

1.	Initial Holdings Report

No later than 10 days after first becoming an Access Person, each Access Person shall provide a list of (i) all Personal Accounts (including name of institution, type, and account number), and (ii) all Reportable Securities Beneficially Owned by the Access Person, through Compliance ELF (an “Initial Holdings Report”). The information in the Initial Holdings Report must be current as of a date no more than 45 days prior to the date the person became an Access Person. The Initial Holdings Report should be furnished to the Chief Compliance Officer (or an appropriate delegate) via the form provided on Compliance ELF.

2.	Annual Holdings Reports

Access Persons must also provide Annual Holdings Reports of all current Reportable Securities holdings at least once during each 12 month period (the “Annual Holdings Certification Date”). For purposes of this Code, the Annual Holdings Certification Date is December 31st of each year. From a content perspective, Access Persons must use the form of Annual Holdings Report contained on Compliance ELF.

3.	Quarterly Transaction Reports

Access Persons must also provide Quarterly Transaction Reports for each transaction in a Covered Account in which the Access Person has any direct or indirect Beneficial Ownership. From a content perspective, Employees must use the form of Quarterly Transaction report contained in Compliance ELF. Access Persons must submit a Quarterly Transaction Report no later than 30 days after the end of each quarter.

CONFLICTS OF INTEREST

A conflict of interest occurs when an Employee’s private interests interfere, or even appear to interfere, with the interests of Algert. A conflict situation may arise when an Employee takes actions or has interests that make it difficult for the Employee to perform Algert work objectively and effectively. Each Employee’s obligation to conduct Algert’s business in an honest and ethical manner includes the ethical handling of actual, apparent and potential conflicts of interest between personal and business relationships. This includes full disclosure of any actual, apparent or potential conflicts of interest as set forth below.

As a fiduciary, Algert has an affirmative duty of care, loyalty, honesty, and good faith to act in the best interest of its Clients. Compliance with this duty can be achieved by using reasonable best efforts to avoid conflicts of interest or, when impracticable to do so, by fully disclosing all material facts concerning any conflict that does arise with respect to any Client and following appropriate procedures designed to minimize any such conflict. Employees should seek to avoid situations that have even the appearance of conflict or impropriety. Any questions or concerns on this policy should be immediately brought to the attention of the Chief Compliance Officer.

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Conflicts of interest may arise where Algert or its Employees have reason to favor the interests of one Client over another Client. Favoritism of one Client over another Client constitutes a breach of fiduciary duty.

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Employees are prohibited from using knowledge about pending or currently considered securities transactions for Clients to profit personally, directly or indirectly, as a result of such transactions, including by purchasing or selling such securities.

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If Algert determines that an Employee’s Beneficial Ownership of a security presents a material conflict, the Employee may be restricted from participating in any decision-making process regarding the security. This may be particularly true in the case of proxy voting, and Employees are expected to refer to and strictly adhere to Algert’s proxy voting policies and procedures in this regard.

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Employees are required to act in the best interests of Algert’s Clients regarding execution and other costs paid by Clients for brokerage services. Employees are expected to refer to and strictly adhere to Algert’s best execution policies and procedures.

•	Access Persons are not permitted to knowingly sell to or purchase from a Client any security or other property, except securities issued by the Client.

Employees are prohibited from trading, either personally or on behalf of others, while in possession of material, nonpublic information where it would be unlawful to do so. Algert’s Insider Trading Policy is hereby incorporated by reference and Employees are required to comply with the provisions therein.

SERVICE AS A DIRECTOR

No Employee may serve as a director of a publicly held company without prior approval by the Chief Compliance Officer based upon a determination that service as a director would not be adverse to the interests of any Client. In the limited instances in which such service is authorized, Employees serving as directors will be isolated from other Employees who are involved in making decisions as to the securities of that company through procedures determined by the Chief Compliance Officer to be appropriate in the circumstances.

OUTSIDE BUSINESS ACTIVITIES

An Employee’s service on the board of directors of an outside company could lead to the potential for conflicts of interest and insider trading concerns, and may otherwise interfere with the Employee’s duties to Algert. Accordingly, the Chief Compliance Officer must approve an Employee’s request to serve on the board of directors of an outside company prior to him or her accepting such an appointment.

In addition to the foregoing, and subject to prior written approval, Employees are permitted to engage in outside employment if it is free of any actions that could be considered a conflict of interest. Outside employment must not adversely affect an Employee’s job performance at Algert, and outside employment must not result in absenteeism, tardiness or an Employee’s inability to work overtime when requested or required. Employees may not engage in outside employment that requires or involves using Algert time, materials or resources.

Employees who desire to engage in outside business activities must complete a pre-clearance request through Compliance ELF and submit it to the Chief Compliance Officer for approval. In addition, upon hire and on an annual basis, Employees must complete an outside business activities form on Compliance ELF.

GIFTS AND ENTERTAINMENT

In order to address conflicts of interest that may arise when Algert or an Employee of Algert accepts or gives a gift, entertainment, or other items of value, Algert places certain restrictions on gifts and entertainment that are given or received in relation to the business of the Firm. As a general matter, a gift or invitation to an event may not influence or present the appearance of influence upon a business decision, transaction or service. Employees may not make referrals to service providers if the Employee expects to personally benefit in any way from the referral. All pre-approvals noted below should be submitted to the Chief Compliance Officer via Compliance ELF.

A. Gifts to Algert Employees

No Employee may receive gifts of more than $50.00 (“Nominal Value”) from a Client, Investor or vendor prior to informing the Chief Compliance Officer of the gift by sending a notice via Compliance ELF. The Chief Compliance Officer will review gifts of more than Nominal Value for suitability. While the Chief Compliance Officer may grant exceptions under certain circumstances, gifts of more than $250 are generally not suitable.

B. Event Tickets or Meals

Vendors may offer tickets to sporting events, concerts, meals or other forms of entertainment to Employees. Employees attending any events should at all times conduct themselves in a manner that will reflect positively on Algert.

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Vendor or Client in Attendance. Acceptance of an occasional invitation from a Client or vendor for a meal or event is within the guidelines of this Policy. Moderate entertaining (such as a dinner provided by a vendor) may be appropriate.

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Vendor or Client is Not in Attendance. If the vendor or Client is not in attendance, the event or meal will be considered a gift. An Employee may only receive gifts of Nominal Value, unless the Chief Compliance Officer grants an exception.

An Algert Employee receiving entertainment (e.g. tickets or meals) of more than Nominal Value must inform the Chief Compliance Officer of such entertainment by sending a notice via Compliance ELF.

C. Gifts Sent by Algert

Algert may send gifts of a Nominal Value to its Clients or Investors to commemorate a special event. Gifts may not be made by an Employee to any Algert Client, Investor, or vendor without written permission of the Chief Compliance Officer. The Chief Compliance Officer will determine the suitability of all gifts in advance of the gift(s) being made.

D. Cash Gifts

No Employee may give or accept cash gifts or cash equivalents to or from a Client, Investor, or vendor or any other entity that does business with or on behalf of the firm.

E. Foreign Corrupt Practices Act

The Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”) and anti-bribery regulations in certain jurisdictions prohibit U.S. persons from making payments or giving anything of value to a non-U.S. government official in order to induce such official to influence a non-U.S. government (or instrumentality thereof) or to affect or influence any act or decision of such government (or instrumentality). In enforcing the FCPA, the SEC and the Department of Justice have interpreted the FCPA to cover employees of state-owned entities, even if such employees or entities do not perform what might commonly be viewed as government functions (e.g., employees of sovereign wealth funds). Given this broad interpretation, and that the potential consequences of a violation of the FCPA are severe, employees must consult with the Chief Compliance Officer prior to initiating any dealings with any non-U.S. government official, non-U.S. governmental or quasi-governmental entity or representative to ensure that the proposed activity does not violate the FCPA. For the avoidance of doubt, this includes the giving of anything of value to a non-U.S. government official. The Chief Compliance Officer may consult with legal counsel to determine if proposed payments or anything of value (including gifts or business entertainment) would implicate FCPA concerns. As a general matter, the giving of any such payments, gifts, or other things of value to non-U.S. government official will not be permitted.

F. Political Contributions Made by Algert Employees

Political contributions are subject to the policies and procedures outlined in the Policies and Procedures Manual section titled “Pay to Play”. Refer to that section or speak to the Chief Compliance Officer before making any political contributions.

DUTIES OF CONFIDENTIALITY

Algert and the Employees may receive confidential information from Clients, issuers of securities, or other third parties. Such confidential information may include, among other things, (i) proprietary information that is not “material” or (ii) information that could be embarrassing for the Client, issuer or third party if disclosed. Even information that appears commonplace, such as the name of a Client, issuer or third party may, either alone or when coupled with other available information, constitute proprietary, sensitive or confidential information. Therefore, all information that an Employee obtains through the Firm should be considered confidential unless that information is specifically available to the public.

A. Procedures Regarding Use and Treatment of Confidential Information

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No Personal Use. All confidential information, whatever the source, may be used only in the discharge of the Employee’s duties with the Firm. Confidential information may not be used for any personal purpose, including the purchase or sale of securities.

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Treatment of Confidential Information. Algert encourages each Employee to be aware of, and sensitive to, the treatment of confidential information. Each Employee is encouraged not to discuss such information unless necessary as part of his or her duties and responsibilities with Algert, and to remove confidential information from conference rooms, reception areas or other areas where third parties may inadvertently see it. Under no circumstances may confidential information be shared with any person, including any spouse or other family member, who is not an Employee.

PROCEDURES AND SANCTIONS

A. Certification of Compliance

Upon hire and upon each revision thereafter, each Employee must certify that he or she has read and understands this Code and the Manual, that he or she recognizes that this Code and Manual applies to him or her, and that he or she has complied with all of the rules and requirements of this Code that apply to him or her. Attestations are made via Compliance ELF

Where the Chief Compliance Officer determines that strict compliance with certain of the specific rules prescribed above would be detrimental to Clients’ or Investors’ interests or the limitations on an Employee’s legitimate interests that would not be justified by resulting protection of Clients’ interests, he or she may approve particular transactions or types of transactions that do not comply with all particulars of such rules. He or she will specify the limits and basis for each such exception.

B. Bad Actor Policy and Completion of Disciplinary Questionnaire

Under Rule 506(d) of the Securities Act issuers and others such as placement agents, directors, executive officers, and other certain persons involved in the offering of private funds (“covered persons”) are prohibited from participating in exempt securities offerings if they have been convicted of or are subject to court or administrative sanctions for securities fraud or other violations of specified laws. For Funds offered pursuant to a private placement exemption, beginning on September 23, 2013, Algert asks that solicitors, placement agents, and over 20% beneficial owners of such Funds’ outstanding voting equity securities (“Covered Persons”) complete a “Bad Actor Questionnaire” on an ongoing basis. The Chief Compliance Officer reviews all completed questionnaires and determines if any further steps are necessary.

With respect to Algert Employees that are considered Covered Persons under the rule, Algert conducts background checks prior to employment, and requires that all Employees complete a disciplinary questionnaire, which incorporates the Bad Actor Questionnaire, every year. On an annual basis, placement agents, Directors, and over 20% beneficial owners of the Funds’ outstanding voting equity securities will receive a negative consent letter, stating that if the recipients of any such letter fail to respond, Algert will conclude that the previous representations such recipients have provided in the Bad Actor Questionnaire remain unchanged.

To ensure that Algert is able to monitor its Employees in a manner that will allow it to fulfill its fiduciary responsibilities to its Clients and be in a position to properly complete regulatory filings (if and when required), all Employees are required to complete a disciplinary questionnaire via Compliance ELF.

C. Retention of Reports and Other Records.

The Chief Compliance Officer will maintain at Algert’s principal office for at least five years a confidential (subject to inspection by regulatory authorities) record of each reported violation of this Code and of any action taken as a result of such violation. The Chief Compliance Officer will also cause to be maintained in appropriate places all other records relating to this Code that are required to be maintained by Rule 204-2 under the Advisers Act.

D. Reports of Violations

Any Employee who learns of any violation, apparent violation, or potential violation of this Code is required to advise the Chief Compliance Officer as soon as practicable. The Chief Compliance Officer will then take such action as may be appropriate under the circumstances.

E. Sanctions

Upon discovering that any Employee has failed to comply with the requirements of this Code, Algert may impose on that Employee whatever sanctions the managing members considers appropriate under the circumstances, including censure, suspension, limitations on permitted activities, or termination of employment.

WHISTLEBLOWER POLICY

Algert is committed to maintaining compliance with applicable laws, regulations, and its established policies. There are times when maintaining such compliance involves questioning, in good faith, whether a policy, practice, or other activity might be a violation of law or policy. There also may be occasions in which a concerned person might feel it necessary, in good faith, to go beyond mere questioning and file a protest or complaint about an activity.

Individuals may bring problems to the attention of the Chief Compliance Officer for prompt investigation and resolution. If any Employee (or other person) involved in Algert’s activities believes, in good faith, that some practice or activity is being conducted in violation of federal or state law or a policy of Algert or otherwise constitutes an improper financial or employment practice, that person may report the matter with the Chief Compliance Officer or can directly report the matter to a state or federal governmental agency (as applicable). If a potential violation involves the Chief Compliance Officer, Employees may contact the Chief Operations Officer, if they wish to report the matter internally at Algert or they may directly report the matter to a state or federal governmental agency (as applicable). Any concern should describe in detail the specific facts demonstrating the basis for the complaint, report or inquiry. Concerns may be made under this policy on a confidential or anonymous basis; however, those Employees expressing concerns must recognize that Algert or the relevant state or federal governmental agency may be unable to fully evaluate a vague or general concern that is made anonymously.

If you are unsure whether a violation has occurred, you can discuss the matter with the Chief Compliance Officer or, in the case of violations involving the Chief Compliance Officer, the Chief Operations Officer immediately, or directly with a state or federal governmental agency (as applicable). Algert has a non-retaliation policy that applies to Employees who report such matters in good faith. More specifically, Algert will not discharge, demote, suspend, threaten, harass or in any manner discriminate against any Employee based upon the lawful and good faith actions of such employee submitting a concern either internally as noted above, or to a state or federal governmental agency as noted below.

As noted above, nothing herein should be construed as limiting in any way an Employee’s right under applicable state of federal whistleblower laws and regulation to report violations of state or federal laws and regulations (as applicable) to a state or federal governmental agency (as applicable) with or without prior notice to, or approval from, Algert or any affiliate thereof In order to ensure compliance with non-retaliation provisions of applicable whistleblower laws and regulations (including, but not limited to, Securities Exchange Act Rule 21F-17), Algert and/or its affiliates will ensure that each confidentiality, severance or other type of employment-related agreement Algert and/or its affiliates enter into with any Employee shall include language substantially similar to the following:

“Nothing in this [agreement] shall prohibits [Employee] from reporting possible violations of federal or state laws or regulations to any federal or state governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General, or making other disclosures that are protected under the whistleblower provisions of federal or state laws or regulations. I do not need the prior authorization of Algert or any affiliate thereof to make any such reports or disclosures and I am not required to notify Algert that I have made such reports or disclosures.”

Notwithstanding any of the above, it should be noted that the act of making allegations with the foreknowledge that such allegations are false will be viewed as a serious offense and may result in discipline.

RECORD RETENTION

The chart below sets forth records required to be maintained, the required retention periods and the Employees at the Firm responsible for creating and maintaining the records. The retention period of five years runs from the end of the fiscal year in which the record last had an entry made, or was last used. References to “Department” below do not necessarily refer to a formally designated department. References to “Chief Compliance Officer” below can refer to a designee of the Chief Compliance Officer.

Required Documents	Period of Retention	Person or Department Responsible for Creation of Records	Person or Department Responsible for Maintenance of Records
1. Corporate books and records. [Advisers Act Rule 204¬2(e)(2)] a. Articles of Incorporation b. By-Laws c. Minute Books d. Stock Certificate Books	Life of entity + 3 years	Chief Compliance Officer	Chief Compliance Officer

2. Organizational chart, personnel directory and description of the functions and duties of each department and staff. [Best Practices]	5 years	Chief Compliance Officer	Chief Compliance Officer

3.  Written policies and procedures, including:

a.   Compliance Policies and Procedures under Rule 206(4)-7

b.  Previously in effect insider trading policies and procedures

c.   Previously in effect privacy policies and procedures

d.  Previously in effect proxy voting policies and procedures. [Best Practices and Advisers Act Rule 206(4)-7].

	5 years	Chief Compliance Officer	Chief Compliance Officer

Required Documents	Period of Retention	Person or Department Responsible for Creation of Records	Person or Department Responsible for Maintenance of Records

4.  Records of personal securities transactions in which the Firm or its Employees (including Access Persons) have direct or indirect beneficial ownership or interest.

a.   initial and annual holdings reports and quarterly transaction reports;

b.  a record of the names of persons who are or were in the past five years Access Persons of the Firm;

c.   records of any decisions to approve the acquisition by an Access Person of any shares in an initial public offering or a limited offering. [Advisers Act Rule 204A-1]

	5 Years	Chief Compliance Officer	Chief Compliance Officer

5. Documents evidencing registration status of the Firm with the SEC. [Best Practices]	Life of entity + 3 years	Chief Compliance Officer	Chief Compliance Officer

6. Form ADV, and any amendments to Form ADV, as filed with the SEC and the IARD. [Advisers Act Rule 204¬2(a)(14)]	Life of entity + 3 years	Chief Compliance Officer	Chief Compliance Officer

7. Notices or other communications made to states, as applicable. [Best Practices]	Life of entity + 3 years	Chief Compliance Officer	Chief Compliance Officer

8.  Copy of each composite Part 2 of Form ADV (or separate disclosure document or brochure) delivered to Clients and prospective Clients or offered to be delivered to Clients, record of the dates on which it was offered to Clients, copies of all requests sent by Clients to receive Part 2 of Form ADV, and records of transmittal to those Clients who requested it. [Advisers Act Rule 204-2(a)(14)]

	5 years	Chief Compliance Officer	Chief Compliance Officer

9.  Copies of contracts and related documents.

a.   Investment management agreements.

b.  Any other documents reflecting the granting to the Firm power of attorney or discretionary authority. [Advisers Act Rule 204-2(a)(9)]

c.   Solicitation Agreements. [Advisers Act Rule 206(4)-3]

d.  Any other contracts relating to the business of the Firm. [Advisers Act Rule 204-2(a)(10)]

	5 years	Chief Compliance Officer	Chief Compliance Officer

Required Documents	Period of Retention	Person or Department Responsible for Creation of Records	Person or Department Responsible for Maintenance of Records

10.  Copies of all notices, circulars, advertisements, newspaper articles, investment letters, bulletins or other communications circulated to one or more persons and supporting documentation for recommendations therein for the purchase or sale of specific securities. [Advisers Act Rule 204-2(a)(11)]

	5 years	Marketing and/or Marketing Support and/or Chief Compliance Officer	Chief Compliance Officer

11.  All accounts, books, internal working papers, and any other records or documents that are necessary to demonstrate the calculation of any performance or rate of return figures presented in any notice, circular, advertisement, newspaper article, investment letter, bulletin or other communication that the investment adviser circulates or distributes to one or more persons. [Advisers Act Rule 204- 2(a)(16)]

	5 years from the end of the fiscal year during which the information was last published	Chief Compliance Officer	Chief Compliance Officer

12.  Documents relating to third-party solicitors.

a.   Cash solicitation agreements with third-party solicitors.

b.  Disclosure statements of third-party solicitors.

c.   Written acknowledgments of receipt obtained from Clients.

d.  List of third-party solicitors with whom the Firm has contracted.

e.   List of accounts obtained by each third-party solicitor. [Advisers Act Rule 204-2(a)(15)]

	5 years	Chief Compliance Officer	Chief Compliance Officer

13.  Financial books and records.

a.   Cash receipts and disbursements journal. [Advisers Act Rule 204-2(a)(1)]

b.  General and auxiliary ledgers. [Advisers Act Rule 204¬2(a)(2)]

c.   Check books, bank statements, cancelled checks and cash reconciliations. [Advisers Act Rule 204-2(a)(4)]

	5 years	Chief Compliance Officer	Chief Compliance Officer

Required Documents	Period of Retention	Person or Department Responsible for Creation of Records	Person or Department Responsible for Maintenance of Records

d.  All bills or statements relating to the Firm’s business. [Advisers Act Rule 204- 2(a)(5)]

e.   All trial balances, financial statements, and internal audit work papers relating to the business of the Firm. [Advisers Act Rule 204-2(a)(6)]

f.   List of and documentation of loans to the Firm, including loans from Clients (if any), indicating the terms, amounts, dates of such loans and current balance. [Advisers Act Rule 206(4)-4 and Best Practices]

14.  Portfolio management and trading records, including:

a.   Memoranda of each order given by the Firm for the purchase or sale of any security, or any instruction received by the Firm from Clients concerning the purchase, sale, receipt or delivery of a particular security, and of any modification or cancellation of any such order or instruction. Such memoranda should indicate (1) the terms and conditions of the order, instruction, modification or cancellation; (2) the portfolio manager who recommended the transaction; (3) the person who placed such order; (4) the account for which the order was placed; (5) the date of entry; (6) the bank or broker-dealer through which the order was entered and executed; and (7) whether the order was entered pursuant to discretionary authority. [Advisers Act Rule 204-2(a)(3)]

b.  Originals of all written communications received and copies of all written communications sent by the Firm relating to (1) any recommendation made or proposed to be made and any advice given or proposed to be given; (2) any receipt, disbursement or delivery of funds or securities; or (3) the placing or

	5 years	Traders/Trading Assistants	Chief Compliance Officer

Required Documents	Period of Retention	Person or Department Responsible for Creation of Records	Person or Department Responsible for Maintenance of Records

execution of any order to purchase or sell any security such as custodian statements, confirmations, statements sent to Clients and Client correspondence. [Advisers Act Rule 204-2(a)(7)]

c.   Records showing separately for each Client the securities purchased and sold, and the date, amount and price of each such purchase and sale. [Advisers Act Rule 204-2(c)(1)]

d.  For each security in which a Client holds a position, information from which the Firm can promptly furnish the Client names and the number of shares they hold in such security. [Advisers Act Rule 204-2(c)(2)]

15. List or other record of all accounts in which the Firm is vested with any discretionary power with respect to the funds, securities or transactions of any Client. [Advisers Act Rule 204-2(a)(8)]	5 years	Chief Compliance Officer	Chief Compliance Officer

16. File of Client complaints. [Best Practices]	5 years	Chief Compliance Officer	Chief Compliance Officer

17.  Records in connection with custody or possession of Client funds or securities, as applicable, including: [Advisers Act Rule 204-2(b)]

a.   Copies of custody agreements.

b.  List of all custodians and depositories to be used for Clients’ funds and securities, if applicable.

c.   Records reflecting all purchases, sales, receipts and deliveries of securities and all debits and credits to such accounts.

d.  Separate ledger account for each Client showing all purchases, sales, receipts and deliveries of securities, the date and price of each such purchase and sale, and all debits and credits.

e.   Copies of confirmations of all transactions effected by or for such Clients.

f.   Record for each security in which any Client may have a position reflecting the name of the Client, the amount of his interest and the location of the security.

	5 years	Chief Compliance Officer	Chief Compliance Officer

Required Documents	Period of Retention	Person or Department Responsible for Creation of Records	Person or Department Responsible for Maintenance of Records
18. Copies of Exchange Act Ownership Reports. a. Schedules 13G and 13D, Forms 13F. b. Forms 3, 4 and 5.	Life of entity + 3 years	N/A	N/A

19. A copy of each annual privacy notice delivered to Clients and a record of the date on which it was delivered. [Regulation SP]	5 years	Chief Compliance Officer	Chief Compliance Officer

20.  Documents related to the maintenance and implementation of compliance policies and procedures in this Manual, including:

a.   A copy of the Firm’s policies and procedures, and

b.  Any records documenting the Firm’s annual review of those policies and procedures. [Advisers Act Rules 206(4)-7 and 204-2(a)(17)]

	5 years	Chief Compliance Officer	Chief Compliance Officer

21.  Documents related to the maintenance and implementation of a Code of Ethics, including:

a.   A copy of the Firm’s Code that is in effect, or at any time within the past five years was in effect;

b.  A record of any violation of the Code, and of any action taken as a result of the violation; and

c.   A record of all written acknowledgments of receipt of the Code and amendments for each person who is currently, or within the past five years was, an Employee of the Firm. [Advisers Act Rule 204¬2(a)(12)]

	5 years	Chief Compliance Officer	Chief Compliance Officer

22.  Records related to proxy voting, including:

a.   Copies of proxy voting policies and procedures;

b.  Copies or records of each proxy statement received with respect to the securities of Clients for whom the Firm exercises voting authority (the Firm may rely on EDGAR as repository of proxy statements filed there);

	5 years	Chief Compliance Officer	Chief Compliance Officer

Required Documents	Period of Retention	Person or Department Responsible for Creation of Records	Person or Department Responsible for Maintenance of Records

c.   A record of each vote cast;

d.  Records pertaining to the Firm’s decision on the vote;

e.   A record of each written Client request for proxy voting information; and

f.   Copies of all written responses by the Firm to written or oral Client requests for proxy voting information. [Advisers Act Rule 206(4)-6]

23.  Compliance records under this Manual, including, for example:

a.   Memoranda, if any, of investigations of potential insider trading; and

b.  Memoranda, if any, of investment opportunities, IPOs or private placements for which approval was sought under Code of Ethics.

	5 years	Chief Compliance Officer	Chief Compliance Officer

24.  Brokerage orders given by or on behalf of an investment company, or in connection with, the purchase and sale of securities, whether executed or not, including:

a.   Name of the broker;

b.  Terms and conditions of the order and of any modification or cancellation thereof;

c.   Time of entry or cancellation;

d.  Price at which executed;

e.   Time of receipt of report of execution; and

f.   Name of the person who placed the order on behalf of the investment company. [Investment Company Act Rule 31a-1(b)(5)]

	6 years from the end of the fiscal year in which the transaction occurred, the 1st 2 years in an easily accessible place	Trader	Chief Compliance Officer

25.  Allocation records for each fiscal quarter, including:

a.   Consideration given to sales of shares of the investment company by brokers or dealers;

b.  Consideration given to the supplying of services or benefits by brokers or dealers to the investment company, its investment adviser or principal underwriter or any persons affiliated therewith;

	6 years from the end of the fiscal year in which the transaction occurred, the 1st 2 years in an easily accessible place	Trader	Chief Compliance Officer

Required Documents	Period of Retention	Person or Department Responsible for Creation of Records	Person or Department Responsible for Maintenance of Records

c.   Any other considerations other than the technical qualifications of the brokers and dealers;

d.  Nature of the services or benefits made available;

e.   Detailed description of the application of any general or specific formula or other determinant used in arriving at the allocation of purchase and sale orders and the division of brokerage commissions or other compensation; and

f.   Identities of the persons responsible for the determination of the allocation and the division of brokerage commissions or other compensation. [Investment Company Act Rule 31a-1(b)(9)]

26.  Memorandum of authorization to purchase or sell securities, including the identity of the person(s), committees (and names of the committee members who participated in the authorization), groups authorizing the purchase or sale of portfolio securities. [Investment Company Act Rule 31a-1(b)(10)]

	6 years from the end of the fiscal year in which the transaction occurred, the 1st 2 years in an easily accessible place	Trader/Trading Assistants	Chief Compliance Officer

27.  Files of all advisory material received from any persons from whom the investment company accepts investment advice, other than material which is furnished solely through uniform publications distributed generally. [Investment Company Act Rule 31 a-1(b)(11)]

	6 years from the end of the fiscal year in which the transaction occurred, the 1st 2 years in an easily accessible place	Portfolio Management	Chief Compliance Officer

STATEMENT OF PRIVACY POLICY

Our Commitment to Your Privacy: Protecting your privacy is very important to Algert Global LLC (collectively, “Firm” or “We”). It is Firm policy that no private client financial information obtained by the Firm is sold or made available to third parties except that:

•	Third parties may be used by the Firm to assist in the management or maintenance of client accounts (such as a custodian, broker or bank).

•	Client information may be released to client’s accountancy, legal and other third party representatives at client’s direction;

•	Client information may be released in accordance with applicable laws and regulations.

The Firm will not share non-public personal information about its clients with nonaffiliated third parties without prior client consent, except for specific purposes described below. This notice explains the Firm’s collection, use and safeguarding of client information.

How Algert Global Acquires Information: We may obtain information about you from the following sources:

•

Your Fund investor subscription agreement or your separately managed client agreement and other financial information that you provide at the time you become an investor, whether in writing, in person, by telephone, electronically or by any other means. This information may include your name, address, phone number, e- mail address, social security number, employment information, income, investment experience, and credit references;

•	Separately managed client account records including balances, positions, investment interests and history;

•	Consumer reporting agencies. This information may include account information and

•	credit history; and

•	Public sources.

Sharing Information with Nonaffiliated Third Parties: We may disclose non-public personal information about you to nonaffiliated third parties without your consent when we believe it necessary for the conduct of our business or as required or permitted by law, such as:

•	If you request or authorize the disclosure of the information;

•	To respond to a subpoena or court order, judicial process, law enforcement or regulatory authorities;

•	To consumer reporting agencies;

•	To perform services for the Firm or on its behalf to develop or maintain proprietary trading or other software

•	In connection with a proposed or actual sale, merger, or transfer of all or a portion of our business or an operating unit; and

•	To help us prevent fraud.

•

In addition, we may disclose any nonpublic personal information about you to service providers who maintain or service investor or client accounts for us in order for us to be able to provide you with necessary services, such as:

•	To help process your application to become an investor or client or to service your investment account;

•	To enable the provision of business services to us;

•	To assist us in performing marketing services or offering services to you; and

•	For investor qualification and reporting purposes.

The information provided to these service providers may include the categories of information described above. These service providers are not allowed to use your personal information for their own purposes and are contractually obligated to maintain strict confidentiality. We also limit their use of your personal information to the performance of the specific service we have requested.

Except in those specific, limited situations, without your consent, we will not make any disclosure of your non-public personal information to other companies who may want to sell their products or services to you. For example, we do not sell investor lists and we will not sell your name to a catalogue company.

Opt In — Opt Out Provision: If, at any time in the future, it is necessary to disclose any client personal information in a way that is inconsistent with this policy, the Firm will give its clients advance notice of the proposed disclosure so that they will have the opportunity to either opt-in or opt-out of such disclosure, as required by applicable law.

Clients are advised that the Firm believes that sharing client private information under the circumstances noted above is either mandated by law or necessary for the Firm to conduct its business and to best service client accounts. Clients desiring to opt out of any third party disclosures should contact the Firm immediately. Opting out may necessitate that we terminate our management agreement with you and arrange for you to transfer your account.

Former Investors and Clients: Even if you are no longer an investor in one of our Funds or a client of the Firm, our Privacy Policy will continue to apply to you.

To Whom This Policy Applies: This Privacy Policy applies to individuals who obtain or have obtained service from the Firm, used primarily for personal or family financial purposes.

Our Security Practices and Information Accuracy: We also take steps to safeguard investor information. We restrict access to the personal and account information of our investors to our employees and agents for business purposes only. We maintain physical, electronic and procedural safeguards to guard your personal information.

We also have internal controls to keep investor information as accurate and complete as we can. If you believe that any information about you is not accurate, please let us know.

Other Information: We reserve the right to change this Privacy Policy. The examples contained within this Privacy Policy are illustrations and they are not intended to be exclusive. If you have any questions about our Privacy Policy, please contact our Chief Compliance Officer, Wendy Shang at (415) 675-7300.